EXHIBIT 10.12

CONSULTING AGREEMENT

THIS AGREEMENT made effective as of 05 April 2005

BETWEEN:

Sky Petroleum Inc a body corporate, having an office at 108 Wild Basin Road Austin Texas 78746 USA, (the “Company”)

OF THE FIRST PART AND

Ian Baron whose offices are at Suite 704, Al Moosa Tower 1, Shk Zayed Highway, Dubai, UAE (the “Consultant”)

OF THE SECOND PART

WHEREAS Company desires to retain the services of the Consultant to perform services to assist Company with evaluating and developing oil and gas opportunities as further described in Appendix A.

NOW THEREFORE IN CONSIDERATION of the covenants and conditions hereinafter contained and the payment provided for herein, it is agreed by the parties as follows:

ARTICLE 1

INTERPRETATION

1.1	The term “Company” as used in this Agreement shall mean the Company, its employees its authorized agents and its affiliates.

1.2	If any covenant or obligation of either party contained herein or any provision of this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such covenant or obligation shall not be affected, and each provision and each covenant and obligation contained in this Agreement shall be separately valid and enforceable to the fullest extent permitted by law or equity.

1.3	Time shall in all respects be of the essence in this Agreement.

1.4	No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties. No waiver of a breach of this Agreement shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

ARTICLE 2

NATURE OF THE AGREEMENT

2.1	This is an agreement for the services of the Consultant, and no relationship of agency, partnership, joint venture, employer-employee, or master-servant is created between the Consultant and Company.

ARTICLE 3

TERM OF THE AGREEMENT AND OBLIGATIONS OF THE CONSULTANT

3.1	Company engages the Consultant to provide, and the Consultant agrees to provide, consulting services as set out in Appendix A (the “Services”) commencing 6th April 2005 and continuing until terminated by the Company or the Consultant in accordance with the terms hereof.

3.2	The Consultant shall perform the consulting services in a good and workmanlike manner to the standard that would be expected from a professional providing similar services under similar circumstances, and in compliance with all applicable governmental statutes, regulations and policies.

ARTICLE 4

REMUNERATION & EXPENSES

4.1	Company shall pay the Consultant a fee of US$ one thousand five hundred (US$1,500) per day, payable within 15 days of receipt of an invoice for fees from the Consultant for each day services are requested by the Company and are provided.

4.2	Company shall pay to the Consultant all reasonable expenses actually and properly incurred by the Consultant in connection with the performance of his obligations under this Agreement.

4.3	Any air travel related to the performance of the services under this agreement shall be business class using the most economic fare available unless the actual flying time exceeds 8 hours in which case first class may be utilized.

4.4	The Consultant agrees that the Consultant, in his capacity as such, will not be entitled to be a participant in any of the employee or other benefit plans of Company.

ARTICLE 5

TERMINATION

5.1	This Agreement may be terminated on thirty days notice by either party.

ARTICLE 6

CONFIDENTIALITY AND CONFLICT OF INTEREST

6.1	Company consents to the Consultant continuing during the term of this Agreement to act as a consultant to third parties.

6.2	Notwithstanding 6.1, during the term of this Agreement the Consultant shall not enter into any contract with any other party to provide consulting services, the requirements of which would conflict with the Consultant’s duties and obligations under this Agreement, without first obtaining the written consent of Company.

6.3	All information not in the public domain which is provided to the Consultant by the Company during the term of this Agreement shall be kept confidential along with the results of any analysis carried out by the Consultant. All such information shall be kept confidential for two years following the termination of this Agreement.

6.4	Upon termination of this Agreement or the Consultant’s consulting services the Consultant shall deliver to Company all tangible displays and repositories of proprietary or confidential information or knowledge including without limitation records of research, proposals, information, reports, or other materials used or obtained by the Consultant in connection with the performance of the services under this Agreement.

ARTICLE 7
NOTICE

7.1	Any notice hereunder shall be effectively given if delivered personally or sent by facsimile. The addresses for service may be amended by giving notice in writing to the other party in accordance with this clause. The names and addresses of the authorized representatives of the parties are as follows:

Company: Sky Petroleum Inc 108 Wild basin Road Austin Texas 78746 USA

Consultant: Suite 704, Al Moosa Tower 1, Shk Zayed Highway, Dubai, UAE

ARTICLE 8

GOVERNING LAW

8.1	This Agreement shall be governed by and interpreted in accordance with the laws of England. The courts of England shall be the sole and proper forum with respect to any suits brought with respect to this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written

On behalf of the CompanyC OMITTED][GRAPHIC OMITTED] On behalf of the Consultant

/s/ Donald Cameron _______________________ Name: Donald Cameron Position: Chief Executive Officer	/s/ Ian Baron _______________________ Name: Ian Baron

APPENDIX “A”

Specific Duties

Technical advice on a project under consideration in Sharjah UAE and attendance of related technical meetings with Crescent Petroleum in Sharjah.